Exhibit 10.37

EXECUTIVE EMPLOYMENT AGREEMENT

EXECUTIVE EMPLOYMENT AGREEMENT, made as of November 7, 2002 by and between AMERICAN SKIING COMPANY, a Delaware corporation (the “Company”), and Helen E. Wallace (the “Executive”), and individual residing at 12033 Louise Ave., Granada Hills, CA 91344.

WHEREAS, the Company desires to employ the Executive and the Executive desires to continue to be so employed, on the terms and subject to the conditions set forth in this agreement (the “Agreement”).

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and for other good and valuable consideration the parties hereto hereby agree as follows:

1.             Employment: Term. The Company hereby employs the Executive, and the Executive agrees to be employed by the Company, under the terms and subject to the conditions set forth herein, commencing on or before December 5, 2002 (the “Commencement Date”) for an initial term of three (3) years.

Unless earlier terminated in accordance with Section 4 of this Agreement, such term shall automatical1y be extended for an additional three (3) year period unless, not 1ater than one year prior to the expiration of the initial period, either party hereto shall provide written notice of its or her desire not to extend the term hereof to the other party hereto (the initial period together with any extension shall be referred to hereinafter as the “Term”).

2.             Position: Conduct.

(a) During the Term, the Executive will hold the title and office of, and serve in the position of, Chief Financial Officer and Senior Vice President of American Skiing Company. The Executive shall undertake the responsibilities and exercise the authority customarily performed, undertaken and exercised by persons situated in a similar executive capacity, and shall perform such other specific duties and services (including service as an officer, director or equivalent position of any direct or indirect subsidiary without additional compensation) as the Board of Directors of the Company (the “Board”) or Chief Executive Officer of the Company (the “CEO”) shall reasonably request. The Executive shall report directly to the CEO of the Company.

During the Term, the Executive shall be responsible for, but not limited to, the following: all finance, and accounting and information system management activities. These include: corporate reporting, operational finance, tax, cash-management, risk management, payroll, accounts payable, general and property accounting, internal auditing, financial systems and budgetary controls. Direct reports include the Vice President of Operations Finance, the Vice President of Finance and Accounting and the Vice President of Information Systems. The total finance and accounting organization includes accounting staff at the resort locations in Vermont, Maine, New Hampshire, Colorado and Utah.

The Executive agrees to devote her ful1 business time and best efforts and attention to the business and affairs of the Company and to faithful1y and diligently perform, to the best of her ability, al1 of her duties and responsibilities hereunder. Nothing in this Agreement shal1 preclude the Executive from devoting reasonable time and attention to (i) serving, with the approval of the Board, as a director, trustee or member of any committee of any organization, (ii) engaging in charitable and community activities and (iii) managing her personal investments and affairs; provided that such activities do not involve a conflict of interest with the interests of the Company or, individual1y or col1ectively, interfere material1y with the performance by the Executive of her duties and responsibilities under this Agreement. Notwithstanding the foregoing and except as expressly provided herein, during the Term (when the Executive holds the above position), the Executive may not accept employment with any other individual or entity, or engage in any other venture which is directly or indirectly in conflict or competition with the business of the Company.

(b) The Executive’s office and place of rendering her services under this Agreement shall be in the principal executive offices of the Company, which shall be in the Salt Lake City/ Park City, Utah area. Under no circumstances shall the Executive be required to relocate from the Salt Lake City/Park City Utah area or provide services under this Agreement in any other location other than in connection with reasonable and customary business travel. During the Term, the Company shall provide the Executive with executive office space, and administrative and secretarial assistance and other support services consistent with her position and with her duties and responsibilities hereunder.

3.             Salary: Additional Compensation. Prerequisites and Benefits.

(a) During the Term, the Company shall pay the Executive a base salary (the “Base Salary”) at an annual rate of not less than Two Hundred Fifty Nine Thousand dollars ($259,000.00). Subject to annual review by the Compensation Committee of the Company’s Board in consultation with the Chief Executive Officer, such Base Salary may be increased from time to time, but not decreased without the prior consent of the Executive. Base Salary shall be paid in periodic installments in accordance with the Company’s standard practice, but not less frequently than semi-monthly.

(b) Bonus. For each fiscal year during the Term (commencing with the Company’s fiscal year 2003), the Executive will be eligible to receive a bonus from the Company. The award and amount of such bonus shall be based upon the achievement of predefined operating or performance goals and other criteria established by the Compensation Committee, which goals shall give the Executive the opportunity to earn a bonus in the following amounts: target- fifty percent (50%) of Base Salary and maximum bonus amount- seventy-five percent (75%) of Base Salary. For the Company’s 2003 fiscal year, Executive shall be entitled to the greater of the calculated payment under the Company’s incentive compensation plan or $50,000. In addition, the Executive shall receive, 30 days after commencement of employment, a signing bonus equal to $30,000.

(c) Employee Benefits. During the Term, the Executive shall participate in all plans now existing or hereafter adopted by the Company for its management employees or the general benefit of its employees, such as any pension, profit-sharing, bonuses, stock option or other incentive compensation plans, life and health insurance plans, or other insurance plans and benefits on the same basis and subject to the same qualifications as other senior executive officers. During the Term, Executive will also be entitled to participate in all other employee benefits programs now existing or hereafter adopted by the Company for its management employees, including, but not limited to skiing/snowboarding privileges at Company owned - resorts and discounts for Perfect Turn clinics, Company owned ASC retail stores and restaurants.

(d) Equity. The Executive shall be eligible for participation in the Company’s Phantom Equity Plan, as amended from time to time by the Compensation Committee of the Board (the “Equity Plan”) at a participation percentage equal to nine and one- half percent (9.5%). The terms of such participation shall be governed by the Equity Plan and an award agreement entered into by and between the Executive and the Company.

(e) Expenses. The Company shall reimburse the Executive, in accordance with its standard policies from time to time in effect, for an out-of-pocket business expenses as may be incurred by the Executive in the performance of her duties under this Agreement.

(f) Vacation. The Executive shall be entitled to vacation time to be credited and taken in accordance with the Company’s policy from time to time in effect for senior executives, which in any event shall not be less than a total of four (4) weeks per calendar year.

(g) Indemnification. To the fullest extent permitted by applicable law, the Executive shall be indemnified and held harmless by the Company against any and all judgments, penalties, fines, amounts paid in settlements, and other reasonable expenses (including, without limitation, reasonable attorney’s fees and disbursements) actually incurred by the Executive in connection with any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative, investigative or other) for any action or omission in her capacity as a director, officer or employee of the Company except any action which would otherwise constitute “Cause” (as such term is defined in Section 4(b) of this Agreement). Indemnification under this Section 3(g) shall be in addition to, and not in lieu of, any other indemnification by the Company of its officers and directors.

(h) COBRA Reimbursement.  The Company will reimburse Executive for COBRA payments under the Executive’s current benefit plan until the Executive is eligible for benefits under the Company’s plan.

(i) Relocation Expenses. The Company will reimburse Executive for reasonable costs of moving household goods from Executive’s current residence in Granada Hills, CA, to Park City/Salt Lake City, UT in accordance with the Company’s relocation policy for a period of up to one year from start date. The Company will provide temporary housing for Executive and her family for a period of ninety (90) days from Executive’s start date. In the event the Executive does not find housing within the first ninety (90) days, then the temporary housing allowance will be extended in additional thirty (30) day increments, not to exceed one hundred eighty (180) days of temporary housing. In addition, the Company will reimburse.

Executive for two (2) round trip coach class tickets per month for the first ninety (90) days of employment for travel between Park City and Los Angeles, California. In the event that Executive terminates employment without Good Reason within the first twelve (12) months of the date of this Agreement, the after-tax portion of any relocation costs paid to Executive or made on Executive’s behalf shall be reimbursed to the Company on a prorated basis, commencing at the first of the month following the month in which Executive’s employment is terminated. By way of example, if Executive commences employment on November 29,2002 resigns without Good Reason on April 15, 2003, Executive will reimburse to the Company seven-twelfth’s of the after-tax amount for any relocation costs that Executive received or was paid on Executive’s behalf by the Company.

4.             Termination and Severance.

(a) Death or Disability. The Term shall terminate immediately upon the Executive’s death or, upon thirty (30) days prior written notice by the Company, in the case of a determination of the Executive’s Disability. As used herein the term “Disability” means the Executive’s inability to perform her duties and responsibilities under this Agreement for a period of more than 120 consecutive days, or for more than 180 days, whether or not continuous, during any 365-day period, due to physical or mental incapacity or impairment. A determination of Disability will be made by a physician reasonably satisfactory to both the Executive and the Company and paid for by the Company whose decision shall be final and binding on the Executive and the Company; provided that if the parties cannot agree as to a physician, then each shall select and pay for a physician and these two together shall select a third physician whose fee shall be borne equally by the Executive and the Company and whose determination of Disability shall be binding on the Executive and the Company.

If the Term is terminated upon the Executive’s death or Disability, the Company shall pay to the Executive’s estate or the Executive, as the case may be, a lump sum payment of an amount equal to (i) the

Executive’s Base Salary through such termination date, (ii) a pro rata portion of the Executive’s Annual Bonus with respect to the fiscal year in which the termination occurred and (iii) any accrued but unpaid vacation through the date of such termination.

(b) Termination for Cause. The Term may be terminated by the Company upon notice (as set forth in this Section 4(b)) to the Executive upon the occurrence of any event constituting “Cause” as defined below. If the Term is terminated by the Company for Cause, the Company will pay the Executive an aggregate amount equal to the Executive’s accrued and unpaid Base Salary and vacation pay through too date of such termination. For purposes of this Agreement, “Cause” shall mean the Executive’s (i) willful and intentional failure or refusal to perform or observe any of her material duties, responsibilities or obligations set forth in this Agreement; provided, however, that the Company shall not be deemed to have Cause pursuant to this clause (i) unless the Company gives the Executive written notice that the specified conduct has occurred and making specific reference to this Section 4(b) (i) and the Executive fails to cure the conduct within thirty (30) days after receipt of such notice; (ii) any willful and intentional act of the Executive involving malfeasance, fraud, theft, misappropriation of funds, embezzlement or dishonesty affecting the Company; or(iii) the Executive’s conviction of, or a plea of guilty or nolo contendere to, an offense which is a felony in the jurisdiction involved.

Termination of the Executive for Cause shall be communicated by a Notice of Termination. For purposes of this Agreement, a “Notice of Termination” shall mean delivery to the Executive of a copy of a resolution duly adopted by the affirmative vote of the majority of the entire membership of the Board that the Executive was guilty of conduct constituting Cause and specifying the particulars thereof in detail, including, with respect to any termination based upon conduct described in clause (i) above, that the Executive failed to cure such conduct during the thirty-day period following the date on which the Company gave written notice of the conduct referred to in such clause (i). For purposes of this Agreement, no such purported termination of the Executive’s employment shall be effective without such Notice of Termination.

(c) Termination by the Executive without Good Reason. If the Term is terminated by the Executive other than because of death, Disability or for Good Reason (as such term is defined in Section 4(e) hereof, the Company shall pay to the Executive an aggregate amount equal to the Executive’s accrued and unpaid Base Salary and vacation through the date of such termination.

(d) Termination By the Company without Cause (other than on account of death or Disability) or by the Executive for Good Reason. If the Term is terminated by the Company without Cause (other than by reason of death or Disability), or if the Executive terminates the Term for Good Reason (as defined below), the Company shall pay the Executive a lump sum equal to one hundred percent (100%) of the Executive’s Base Salary as in effect on the date of such termination.

(e) Definition of “Good Reason”. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following, without the prior written consent of the Executive: (A) assignment of the Executive of duties materially inconsistent with the Executive’s position as described in Sections 2(a) and 2(b) hereof, or assignment of the Executive to report to an executive of the Company other than the Chief Executive Officer (so long as such position exists within the Company); (B) any significant diminution in the Executive’s duties or responsibilities, other than in connection with the termination of the Executive’s employment for Cause, Disability or as a result of the Executive’s death or by the Executive other than for Good Reason; (C) the change in the location of the Company’s principal executive offices or the Executive’s principal place of employment to a location outside the Salt Lake City/Park City, Utah area; or (D) the material breach by the Company of this Agreement; provided, however, that Good Reason shall not exist pursuant to this clause unless the Executive gives the Company written notice that the specified conduct or breach has occurred and the Company fails to cure the conduct or breach within thirty (30) days of receipt of such notice.

(f) Mitigation. Under no circumstances shall the Executive, upon termination of her employment hereunder, be required to seek alternative employment and, in the event the Executive does secure other employment, no other compensation or other benefits received in respect of such employment shall be set-off or in any other way limit or reduce the obligations of the Company under this Agreement.

(g) Notwithstanding the previous provisions, if payments made pursuant to this Section 4 are considered “parachute payments” under Section 2800 of the Internal Revenue Code of 1986, as amended (the “Code”) then the sum of such parachute payments plus any other payments made by the Company to the Executive which are considered parachute payments shall be limited to the greatest amount which may be paid to the Executive under Section 280G of the Code without causing any loss of deduction to the Company under such section or Excise Tax to the Executive pursuant to Section 4999 of the Code.

(h) Phantom Equity Plan: This Agreement shall not in any way limit or reduce the obligations of the Company with respect to the Executive and/or the Executive’s rights with respect to the Company set forth in the Equity Plan further described herein. All severance, compensation payments and bonuses and benefits described herein are in addition to and not in lieu of any other benefits or termination conditions to which the Executive may be entitled under the Equity Plan.

(i) Change in Control: If a Change in Control occurs, then any award under the Equity Plan shall become fully vested. “Change in Control” shall mean the occurrence of any of the following: (i) The acquisition (other than from the Company) by any “Person” of fifty (50%) percent or more of the combined voting power of the Company’s then outstanding voting securities, other than any Person holding fifty percent or more of such combined voting power on the date hereof, provided; however, that for purposes of this offer letter, the parties hereby agree and acknowledge that Oak Hill Capital Partners L.P. and/or its affiliates as of the date of this offer letter owns at least 50% of the combined voting power of the Company’s outstanding voting securities; (ii) the individuals who were members of the Board (the “Incumbent Board”) during the previous twelve (12) month period, cease for any reason to constitute at least a majority of the Board and at least a majority of the Board was not nominated for election to the board of directors with the approval of at least two-thirds of the Incumbent Board; or (iii) approval by stockholders of the Company of (a) a merger or consolidation involving the Company in which the stockholders of the Company, immediately before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than sixty percent (60%) of the combined voting power of the then outstanding voting securities of the corporation resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the securities of the Company outstanding immediately before such merger or consolidation or (b) a complete liquidation or dissolution of the Company or an agreement for the sale or other disposition of all or substantially all of the assets of the Company.

5.             Confidential Information.

The Executive acknowledges that the Company and its subsidiaries or affiliated ventures (“Company Affiliates”) own and have developed and compile, and will in the future own, develop and compile certain Confidential Information and that during the course of her rendering services hereunder Confidential Information will be disclosed to the Executive by the Company Affiliates. The Executive hereby agrees that, during the Term and for a period of three years thereafter, he will not use or disclose, furnish or make accessible to anyone, directly or indirectly, any Confidential Information of Company Affiliates.

As used herein, the term “Confidential Information” means any trade secrets, confidential or proprietary information, or other knowledge, know-how, information, documents or materials, owned developed or possessed by Company Affiliate pertaining to its businesses the confidentiality of which such company takes reasonable measures to protect, including, but not limited to, trade secrets, techniques, know-

how (including designs, plans, procedures, processes and research records), software, computer programs, innovations, discoveries, improvements, research, developments, test results, reports, specifications, data, formats, marketing data and business plans and strategies, agreements and other forms of documents, expansion plans, budgets, projections, and salary, staffing and employment information. Notwithstanding the foregoing, Confidential Information shall not in any event include information which (i) was generally known or generally or generally available to the public prior to disclosure to the Executive, (ii) becomes generally known or generally available to the public subsequent to its disclosure to the Executive through no wrongful act of the Executive, (iii) is or becomes available to the Executive from sources other than the Company Affiliates which sources are not known to the Executive to be under any duty of confidentiality with respect thereto, (iv) the Executive is required to disclose by applicable law or regulation or by order of any court or federal, state or local regulatory or administrative body (provided that the Executive provides the Company with prior notice of the contemplated disclosure and reasonably cooperates with the Company, at the Company’s sole expense, in seeking a protective order or other appropriate protection of such information) or (v) known to the Executive prior to her employment with the Company.

6.             Nonsolicitation.

(a) The Executive recognizes and acknowledges that the services to be performed by her hereunder are special, unique and extraordinary and the Executive further acknowledges and recognizes the highly competitive nature of the business of the Company. The Executive understands that (i) the provisions of this Section 6 do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Company, (ii) such provisions contain reasonable limitations as to time and scope of activity to be restrained, (iii) such provisions are not harmful to the general public, (iv) such provisions are not unduly burdensome to the Executive, and (v) the consideration provided hereunder is sufficient to compensate the Executive for the restrictions contained in such provisions. Accordingly, the Executive agrees that during the Employment Term and for a period of twelve (12) months following termination of employment (the “Restrictive Period”), the Executive will not (i) directly or indirectly solicit or encourage any employee of the Company to leave the employment of the Company, or (ii) directly hire any such employee who bas left the employment of the Company (other than as a result of the termination of such employment by the Company) within three (3) months after the termination of such employee’s employment with the Company, and (ii) directly or indirectly, solicit or encourage to cease to work with the Company any consultant then under contract with the Company.

(b) It is expressly understood and agreed that although the Executive and the Company consider the restrictions contained in this Section 6 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in the Agreement is an unenforceable restriction against the Executive, the provisions of the Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in the Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

7.             Specific Performance.

(a) The Executive acknowledges that the services to be rendered by her hereunder are of a special, unique, extraordinary and personal character and that the Company would sustain irreparable harm in the event of a violation by the Executive of Section 5 or 6 of this Agreement. Therefore, in addition to any other remedies available, the Company shall be entitled to specific enforcement and/or injunction from any court of competent jurisdiction restraining the Executive from committing or continuing any such violation of this

Agreement without proving actual damages or posting a bond or other security. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages.

(b) If any of the restrictions on activities of the Executive contained in Section 6 hereof shall for any reason be held by a court of competent jurisdiction to be excessively broad, such restrictions shall be construed so as thereafter to be limited or reduced to be enforceable to the maximum extent comparable with the applicable law as it shall then appear; it being understood that by the execution of this Agreement the parties hereto regard such restrictions as reasonable and compatible with their respective rights.

8. Withholding. The parties agree that all payments to be made to the Executive by the Company pursuant to the Agreement shall be subject to all applicable withholding obligations of the Company.

9. Notices. All notices required or permitted hereunder shall be in writing and shall be deemed given and received when delivered personally, four (4) days after being mailed if sent by registered or certified mail, postage pre-paid, or by one (I) day after delivery if sent by air courier (for next-day delivery) with evidence or receipt thereof or by facsimile with receipt confirmed by the addressee. Such notices shall be addressed respectively:

If to the Executive, to:

Helen E. Wallace

12033 Louise Avenue

Granada Hills, CA 91344

If to the Company, to:

American Skiing Company

136 Heber Ave, #303

Park City, Utah 84060

Attn: General Counsel

or to any other address of which such party may have given notice to the other parties in the manner specified above.

10.           Miscellaneous.

(a) This Agreement is a personal contract calling for the provisions of unique services by the Executive, and the Executive’s rights and obligations hereunder may not be sold, transferred, assigned, pledged or hypothecated by the Executive. The rights and obligations of the Company hereunder will be binding upon and run in favor of their respective successors and assigns.

(b) This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Utah, without regard to conflict of laws principles.

(c) Any controversy arising out of or relating to this Agreement or any breach hereof shall be settled by arbitration in Salt Lake City, Utah by a single neutral arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Judgment upon any award rendered may be entered in any court having jurisdiction thereof, except in the event of a controversy relating to any alleged violation by the

Executive of Section 6 or 7 hereof, in which case the Company shall be entitled to seek injunction relief from a court of competent jurisdiction without the requirement to seek arbitration.

(d) The headings of the various sections of this Agreement are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

(e) The provisions of this Agreement which by their terms call for performance subsequent to the expiration or termination of the Term shall survive such expiration or termination.

(f) This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof (other than the Equity Plan, as further described herein) and supersedes all other prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof, all of which shall be terminated on the Commencement Date. In addition, that parties hereto hereby waive all rights such party may have under all other prior agreements and hereto hereby waive all rights such party may have under all other prior agreements and undertakings, both written and oral, among the parties hereto, or among the Executive, with respect to the subject matter hereof.

[SIGNATURE PAGE FOLLOWS]

EXECUTIVE

/s/ Helen E. Wallace
Helen E. Wallace

AMERICAN SKIING COMPANY

/s/ B.J. Fair
By: B.J. Fair, Chief Executive Officer